Wenyong Wang
DLD Group, Inc.,
25,Fordham DR,Buffalo,14216

Resignation Letter

Date:05/08/2014

To: Board of Directors

It is with regret that I tender my resignation from DLD Board Director due to personal reason.

Along with the progress of reverse merger transaction from US stock market, the company needs more experienced foreign director who is able to provide professional suggestions and resources to the company. Therefore, I voluntarily resign from board and this resignation is not due to any disagreements, operations, policies or practices with the company.

I am grateful for having had the opportunity to serve on the board of this fine company for the past, and I offer my best wishes for its continued success.

Sincerely yours,

wenyong wang

Wenyong Wang